UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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MARINER ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

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On April 15, 2010, the following message was sent to employees of Mariner Energy, Inc. by Scott D. Josey, Mariner’s Chairman of the Board, Chief Executive Officer and President:
Fellow Mariners,
A day has arrived that I did not seek but that was not unexpected. A few minutes ago, a press release was issued stating that Apache Corporation is acquiring Mariner for approximately $26 per share—70% in Apache stock and 30% cash. Your initial reaction may range from sadness, to uncertainty, possibly to anger. Bear with me as I attempt to describe the sequence of events, the transaction rationale, and what I believe the future holds.
First, this transaction was not solicited —I was contacted a few weeks ago by Steve Farris, Apache’s CEO, who expressed interest an acquisition of Mariner by Apache. Last week, they made a proposal that we believed merited serious consideration.
Second, Apache is a great company — a world class, investment-grade company, with substantial resources and opportunities. Although much larger than Mariner, Apache’s culture is similar to ours, and our asset mix fits into their portfolio very well. They are interested in expanding their operations in the deepwater. They are opening an office in Midland to expand into the Permian. They also announced this week their planned acquisition of the Devon shelf assets. They are active in the unconventional space and like the positions we have developed. Bottom line, Mariner complements and fills some gaps in their current asset and business mix. They have recognized our successes and the potential that exists at Mariner.
Third, they are paying a substantial premium for our stock, over 40%, one of the largest premiums paid for an E&P company, and roughly double our stock price at the beginning of the year. Our stakeholders, including you, should benefit from the security of Apache’s stock and their ability to fully exploit our portfolio with their substantial resources. Could we have simply said no? The answer is yes, but I felt that to do that, we needed to feel confident we could substantially increase the value of the company in the near to intermediate term. We decided that accepting the offer with such a substantial premium and from such a great company was the right thing to do.
Fourth, they are very much interested in you. With this transaction, the Devon acquisition, and their Permian expansion, they need you, and I believe there will be tremendous opportunities for our employees within their organization. To evidence their interest, they have devised a retention plan that I think you will find attractive and generous and that should eliminate a substantial amount of uncertainty and anxiety that otherwise might accompany the transaction. The retention arrangement was negotiated as part of the transaction to ensure that you were not “left out of the deal.” We will be communicating details of the plan shortly.
I am sorry I have to deliver this message in an email. The fact is that I have been in New York for an IPAA presentation on Tuesday, rating agencies presentations on Wednesday, and an Analyst Day presentation on Thursday, which has now been cancelled. I regret that logistics make it impossible for me to be in Houston for the announcement, but I will be back in the office on Friday.
Though I fully support the decision of our board of directors to sell the company to Apache, I have mixed emotions. To be the CEO of this wonderful company has been a privilege. Over the past nine years, I have been part of taking a small, borderline bankrupt company operating in the middle of one of the world’s largest bankruptcies to a roughly $4 billion enterprise being acquired by a world class company. It is an accomplishment in which I take immense pride. Along the way, we created a culture of integrity, respect, fairness, and charity. Very few people have the opportunity to participate in a journey like this. It was possible because this organization of great people did great things. I have given this company my best every day, but fear that you may feel that I have let you down. On one hand, we should have happy shareholders (3000+), and on the other, I expect that I may have disappointed 350+ employees who have also given Mariner their best. I expect that those of you who know me realize how difficult this is.
In closing, Mariner may soon be a memory — it’s hard to write that, much less to say it — but a great memory, nevertheless. What we created is special and unique. We accomplished so much, and I owe you a debt of gratitude. Once the transition occurs, I will most likely move on. There are a number of things I will not miss—the quarterly calls, travel, stress, etc., but I will miss you.
Scott
Additional Information
Mariner and Apache will file a definitive proxy statement/prospectus and other documents with the Securities and Exchange Commission. Investors and security holders are urged to carefully read the definitive proxy statement/prospectus when it becomes available because it will contain important information regarding Mariner, Apache, and the merger.
A definitive proxy statement/prospectus will be sent to stockholders of Mariner seeking their approval of the merger. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus (when available) and other documents filed by Mariner and Apache with the SEC at the SEC’s website, www.sec.gov. Copies of the documents filed with the SEC by Mariner will be available free of charge on Mariner’s website at www.mariner-energy.com under the tab “Investor Information” or by contacting Mariner’s Investor Relations Department at 713-954-5558. Copies of the documents filed with the SEC by Apache will be available free of charge on Apache’s website at www.apachecorp.com under the tab “Investors” or by contacting Apache’s Investor Relations Department at 713-296-6000. You may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Mariner, its directors, executive officers and certain members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Mariner in connection with the merger. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the definitive proxy statement/prospectus (when available). Information concerning beneficial ownership of Mariner stock by its directors and certain executive officers is included in its proxy statement dated March 29, 2010 and subsequent statements of changes in beneficial ownership on file with the SEC.
Apache, its directors, executive officers and certain members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Mariner in connection with the merger. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the definitive proxy statement/prospectus (when available). Information concerning beneficial ownership of Apache stock by its directors and certain executive officers is included in its proxy statement dated March 31, 2010 and subsequent statements of changes in beneficial ownership on file with the SEC.